Exhibit 99.2
11/8/2007 3:35PM
Operator:
Good afternoon ladies and gentlemen and welcome to the TranS1 third quarter 2007 results conference call. As a reminder this conference is being recorded. It is now my pleasure to introduce your host, Mr. Mark Klausner, of Westwicke Partners
Mark Klausner, Investor Relations, Westwicke Partners
Thanks operator.
Joining us on today’s call are TranS1’s President and CEO Rick Randall and the Company’s Chief Financial Officer, Mike Luetkemeyer.
Because TranS1 is still within the post IPO quiet period, we will not have a question and answer session following today’s presentation. The Company does anticipate having question and answer sessions on future calls.
Before we begin, I would like to caution listeners that certain information discussed by management during this conference call will include forward-looking statements which are subject to risks and uncertainties associated with the company’s business. These forward looking statements are based on the company’s expectations as of today and the Company undertakes no obligation to update information provided on this call. For a discussion of risks and uncertainties associated with TranS1’s business, I encourage you to review the Company’s filings with the Securities and Exchange Commission, including the Registration Statement on Form S-1.
With that it’s my pleasure to turn the call over to TranS1’s President and CEO, Rick Randall
Rick:
Thanks Mark. Good afternoon and thank you for joining us today to discuss TranS1’s third quarter results. On today’s call I will provide you with an update on our business and then Mike will provide you with the details on our financial results.
We are very pleased with our results from the third quarter. Worldwide, 469 TranS1 procedures were performed in the quarter and we generated $4.3 million in revenue from those procedures. Both of these numbers reflect significant increases from the comparable period a year ago and point to the continued adoption of our technology.
As most of you are aware, this is our first quarterly call as a public company. At the end of October we successfully completed our initial public offering. After the underwriters’ exercised their over-allotment option we sold over 6.3 million shares of common stock at $15 per share resulting in net proceeds to the company of approximately $86 million.

I know that many of you on the call are familiar with TranS1 and may have participated in meetings on our IPO road show. However, for those of you that may not be completely familiar with us, I’d like to begin by providing you with a brief overview of the Company.
TranS1 designs, develops and markets products that utilize a proprietary trans-sacral access route to the lower lumber spine to allow surgeons to treat degenerative disc disease in a “least invasive” fashion.
Through this approach, a surgeon can access the lower lumbar spine through an approximately 1 inch incision adjacent to the tailbone and can perform an entire fusion procedure through a small tube that provides direct access to the L5/S1 and in Europe the L4/L5/S1 degenerative discs.
The benefits of this approach relative to open fusion or other “minimally invasive” approaches is that our access route allows us to access the spine and treat degenerative discs without damaging any bone, ligament, muscle or important soft tissue surrounding the spine. We believe that this allows surgeons to perform fusion surgery with low complication rates, short procedure times, low blood loss, short hospital stays, fast recovery times and reduced patient pain.
There were over 138,000 patients in the United States who obtained a fusion surgery in 2006 to repair damage which included the L4/L5/S1 discs. At our current list prices this represents approximately a $1.4 billion market opportunity for our products. Importantly, these patients who sought treatment utilizing traditional fusion technologies represent only about 4% of the six million people in the United States alone who suffer every day from lower back pain. We believe that our “least invasive” technology and the potential to definitively treat low back pain with minimal complications and quick recovery time will allow our technology to expand the current market by attracting sufferers that have been unwilling to seek definitive treatment with open surgical techniques. Surgeons who are currently performing our procedure have shared with us that they are already experiencing this market expansion effect.
We have developed and currently market in the United States and Europe, two single- level fusion products, AxiaLIF and the AxiaLIF 360, which address the L5/S1 region. Both products utilize our AxiaLIF procedure to restore disc height, relieve nerve pressure and provide fixation, while the AxiaLIF 360 also utilizes our percutaneous facet screws to provide additional posterior stabilization. In the United States, the AxiaLIF sells for $7,995 and the AxiaLIF 360 sells for $9,995. In Europe we also currently market the AxiaLIF 2L product which allows us to treat two-level disease affecting the L4/L5/S1 discs. We are currently conducting additional testing in support of a 510(k) clearance for this product in the US. We expect to obtain this clearance and launch this product in the United States in 2008.
We currently sell our AxiaLIF products through a combination of direct sales personnel and independent sales groups in the United States. At the end of the third quarter we employed 23 direct sales personnel and utilized 20 independent sales groups. We have begun the process of expanding our direct sales force, and as we shared on our roadshow, our current plans are to more than double our direct sales force in the United States to 50 professionals by the end of the second quarter of 2008. In Europe, our products are sold through 7 independent distributors.
We believe that our revolutionary access platform provides us with the opportunity to expand our product line in the future. We are currently developing two additional products that utilize the TranS1 approach — a Percutaneous Nucleus Replacement, or PNR, and a Partial Disc Replacement, or PDR. We expect to move into a pivotal trial for the PNR outside the US in 2008 and expect to file an IDE with the FDA in 2008 to allow us to enroll US patients in this trial. Further, we expect to receive a CE mark and begin to commercialize this product in Europe in the second half of 2008. I look forward to keeping you up to date on this exciting product as it progresses through clinical trials.
I would now like to turn the call over to Mike to review our third quarter financial results and provide guidance for the fourth quarter.
Mike?
Mike:
Thanks Rick and good afternoon everyone.

I am pleased to report that in the third quarter of 2007 we generated revenue of $4.3 million. This represents a 217% increase over the $1.4 million of revenue generated in the third quarter of 2006 and a sequential increase of 6% over the $4.1 million of revenue generated in the second quarter of 2007.
For the third quarter of 2007 we generated 90% of our revenue, or $3.9 million, in the United States. In the comparable period in 2006 we generated 88%, or $1.2 million, of our revenue in the United States.
The primary factors driving the significant increase in revenue in the United States were an increase in procedures performed and an increase in average selling prices.
During the third quarter of 2007, 409 procedures were performed in the United States utilizing TranS1 products. This represents a 174% increase over the 149 procedures performed in the third quarter of 2006 and a sequential increase of 2 procedures over the 407 procedures performed in the second quarter of 2007, despite the fact that the third fiscal quarter is a seasonally slow quarter for our business due to surgeon and patient vacation schedules.
Also, during the third quarter of 2007, we trained 60 surgeons in the United States, bringing the total number of U.S. surgeons trained to 563. The active surgeon base in the United States, defined as a surgeon who has done at least one procedure in the last 12 months, increased from 191 at June 30, 2007, to 213 at September 30, 2007. As of September 30, 2006, the number of U.S. surgeons trained was 273, and the active surgeon base in the U.S. was 89.
Our average selling price, in the United States, for the third quarter of 2007 was $9,500. This represents an increase of $1,400 over the comparable quarter of last year and a sequential increase of $100 over the second quarter of 2007. The increase in average selling price has primarily been driven by the increasing traction of our AxiaLIF 360 product. For the third quarter of 2007, 190 of the 409 AxiaLIF procedures performed in the United States, or about 46.5%, were AxiaLIF 360 procedures. The AxiaLIF 360 procedure was introduced in the third quarter of 2006 and in that quarter only 6 of our 149 procedures performed in the United States, or about 4%, were AxiaLIF 360 procedures.
Gross margin was 82.6% in the third quarter of 2007. This represents an increase from 75.6% in the third quarter of 2006 and from 78.7% in the second quarter of 2007. The increase in gross margin was primarily the result of increased efficiencies associated with higher production and sales volumes and the increasing mix of AxiaLIF 360 procedures.
Turning to expenses,

Total operating expenses for the third quarter of 2007 were $5.9 million, an increase of $2.2 million from the $3.7 million for the third quarter of 2006 and $0.1 million from $5.8 million in the second quarter of 2007.
Breaking that down by major function:
R&D costs were $1.3 million for the third quarter of 2007. This compares to $1.0 million for the third quarter of 2006 and $1.4 million for second quarter of 2007.
Sales and Marketing costs were $3.8 million in the third quarter of 2007. This compares to $2.4 million in the third quarter of 2006 and $3.8 million in the second quarter of 2007. The increase from the comparable quarter in 2006 was due to the continued build out of our sales and marketing organization and increased commissions as a result of increasing sales volumes.
General and administrative costs increased from $0.3 million in the third quarter of 2006 and $0.6 in the second quarter of 2007 to $0.8 million in the third quarter of 2007. The increase was primarily due to the addition of personnel and increased legal and professional fees.
Other and Interest Income, which primarily consists of interest income, was $125 thousand for the third quarter.

Our GAAP net loss for the third quarter was $2.2 million or $0.87 per share. On a non-GAAP basis, adjusting for non-cash stock compensation charges of $714,000 in the quarter and the assumed conversion of our preferred stock to common stock, our net loss was $1.5 million or $0.11 per share.
At the end of the quarter we had $7.4 million in cash, cash equivalents and short-term investments, with no debt. As Rick noted, our IPO generated net proceeds to the company of approximately $86.2 million putting us in a strong financial position to execute on our growth strategy. Our operating cash burn for the third quarter, defined as cash used in operating activities and investment in fixed assets, was $2.9 million.
With regard to guidance for the fourth quarter, we anticipate revenue to be in the range of $4.5 million to $4.7 million, and based on estimated average shares outstanding for the quarter of approximately 16,739,000, the GAAP loss per share to be in the range of $0.13 to $0.11. We expect the non-GAAP loss per share, based on a share count of 19,785,000, to be in the range of $0.07 to $0.05. The non-GAAP share count assumes the conversion of preferred shares of 10,793,000 and the issuance of the IPO common shares of 6,325,000 for the entire quarter.
I would now like to turn the call back over to Rick for a few closing comments.
Thanks Mike. For those of you who know me or met me on the roadshow you know that I tend to be relatively open in addressing any potential questions about our business. To this end, I’d address a question we have been asked regarding the safety profile of the AxiaLIF procedure. I’d also like to close by updating you on the North American Spine Society Meeting which concluded on October 26 in Austin, Texas.
During the IPO roadshow, and recently at NASS, Mike and I were surprised by the number of questions we got about the safety profile of the AxiaLIF procedure, and in particular the severity and frequency of injuries to the bowel. Since it seems like there is some misinformation in the market, I would like to take a moment to provide all of you with the facts regarding the frequency and severity of complications associated with AxiaLIF.
Typically, when surgeons are initially exposed to the AxiaLIF procedure, they have two concerns based on their history with other “minimally invasive” spinal procedures: First, they worry about a steep learning curve and second they are concerned about an increased exposure to complications. This is due to the fact that historically, MIS fusion procedures have been difficult to master, and access through the anterior aspect of the spine has usually been performed with an access surgeon to limit exposure to complications.
However, as surgeons are trained on our technique they quickly realize that AxiaLIF is a relatively easy procedure to perform and our surgeon users report a typical learning curve of only 2 to 5 procedures. Our didactic training program makes them aware that the only significant anatomical structure that could potentially be encountered with our transacral access, which would be of safety concern, is, in fact, the bowel. All major vascular and neural structures, which are a safety concern with other approaches to the lumbar spine, are positioned well away from the TranS1 access route and have not been a source of complication in procedures performed to date. Consequently, the bowel injury is really the only area of concern related to this novel approach.
Let me review our safety profile with a specific focus therefore on the bowel. To date, there have been over 2,100 AxiaLIF procedures performed globally. The current overall complication rate is approximately 1%. This compares favorably to published data from all other fusion approaches. Our global complication rate related to injury to the bowel across all 2,100 procedures is currently 1/2 of 1%. Since the initial commercialization of AxiaLIF in early 2005 we have learned from clinical experience and developed pre-operative, intra-operative, post-operative techniques and protocol guidelines as well as device related modifications which have dramatically reduced the already low incidence rate of bowel related complications. As evidence of this trend, the bowel injury incidence for the initial 1,000 patients treated was 8 patients or 0.8%. Since incorporating training and device modifications we have now reduced the incidence rate to about 1/4 of 1% in the most recent 1,100 patients treated since February 2007. Furthermore, not one patient treated with the AxiaLIF procedure has suffered a permanent complication of any type. In summary, rather than being obstacles to adoption, we believe that our short learning curve and remarkable safety profile will actually be reasons that surgeons continue to embrace this novel approach.

As many of you know, NASS is a key show for us each year. This year, we had a very strong meeting highlighted by several AxiaLIF presentations, surgeon training and robust exhibit traffic during our four days in Austin. We kicked-off the meeting on Tuesday with a well attended pre-NASS lumbar fusion session. Dr. Izzy Lieberman,of the Cleveland Clinic, presented on his AxiaLIF experience and then was assisted by Dr. Jonathon Hyde of Miami in an AxiaLIF training lab. We were pleased by the number of surgeons at the session that gravitated to our table to learn more about our procedure. The next morning, we sponsored a Sunrise session with presentations by Dr. William Tobler and Dr. Neel Anand. Bill presented his initial 50 patient one year AxiaLIF results which showed impressive pain relief and equally impressive fusion rates. Neel then detailed his early adult scoliosis results utilizing AxiaLIF in combination with XLIF and a new percutaneous pedicle screw system. Typically, these older patients have not been surgical candidates due to the significant trauma associated with surgery. However, this totally minimally invasive approach was well tolerated and patients recovered quickly. Wednesday afternoon, Dr. Larry Khoo presented his AxiaLIF results from the NASS podium highlighting immediate leg and back pain relief with 94% fusion rates at 1 year. Finally, during the meeting, we shuttled over 45 spine surgeons to an off-site facility for full AxiaLIF training. All-in-all, NASS capped off an exciting October for TranS1 and created a new surge of momentum and excitement about our business as we move into the fourth quarter of 2007 and beyond.

As we noted at the beginning of this call, due to our IPO quiet period we will not be conducting a question and answer session today, although we do plan to have question and answer sessions on future calls.
Let me close by thanking all of you for taking the time to join us on our call today. We sincerely appreciate your interest in TranS1 and look forward to updating you on our continued progress.